                                                                   Exhibit 2.2

                                 LOAN AGREEMENT


THIS LOAN AGREEMENT (the "Agreement") is entered into as of the 17th day of August, 2001, (the "Execution Date"), by and between Eli Lilly and Company, an Indiana corporation ("Lilly"), and Isis Pharmaceuticals, Inc., a Delaware corporation ("Isis").


                                    RECITALS

         1. Lilly and Isis have contemporaneous with the execution of this Agreement entered into a Collaboration Agreement (the "Collaboration Agreement") pursuant to which Lilly and Isis will engage in certain research and development programs involving antisense oligonucleotides and related activities which will be funded by Isis.

         2. In order to assure sufficient financial resources to perform its responsibilities under the Collaboration Agreement, Isis desires to obtain a loan from Lilly.

         3. Lilly is willing to make a loan to Isis in accordance with the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement, the Parties, intending to be fully bound, agree as follows:


                             ARTICLE I. DEFINITIONS

         SECTION 1.01 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings specified below:

                  "AFFILIATE" means, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified.

                  "BUSINESS DAY" means any day other than a Saturday, Sunday, or day on which banking institutions in New York City are not required to be open.

                  "COMMITMENT" means the obligation of Lilly to make a Loan to Isis in the amount set forth in Section 2.01.

                  "COMMON STOCK" means the common stock, par value $.001 per share, of Isis.

                  "CONVERSION PRICE" has the meaning assigned to such term in
Section 2.03.

                                       1.
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                  "DEBT" means the total amount of the Loan referred to in
Section 2.01 that remains outstanding at anytime.

                   "DEFAULT INTEREST" has the meaning assigned to such term in
Section 2.07.

                  "DISBURSEMENT" has the meaning assigned to such term in
Section 2.02.

                  "EFFECTIVE DATE" means the date on which the Collaboration Agreement transaction is closed. If for any reason whatsoever the Collaboration Agreement transaction is not closed, this Agreement shall be deemed void and of no force or effect.

                  "EVENT OF DEFAULT" has the meaning assigned to such term in
Article VII.

                  "FINANCIAL OFFICER" of any corporation means the chairman, president, chief financial officer, or treasurer of such corporation.

                  "FUNDAMENTAL CHANGE" has the meaning assigned to it in Section 2.04.

                  "GOVERNMENTAL AUTHORITY" means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

                  "LOAN" means a loan of money from Lilly to Isis pursuant to this Agreement.

                  "PAYMENT DATE" shall mean the earliest of (i) the date of termination of the Collaboration Agreement other than pursuant to Section 13.4 thereof (termination for breach by Lilly); (ii) the date on which an Event of Default has occurred and not been cured within thirty (30) days of its occurrence; or (iii) the later of the date that is the fourth anniversary of the Closing Date or such longer period as may be necessary to reflect the extension, pursuant to Section 2.02(b) hereof and Sections 9.1.5 or 9.1.6 of the Collaboration Agreement of the final Disbursement hereunder, PROVIDED, HOWEVER, if any such date specified in (i), (ii) or (iii) herein is not a Business Day, the Payment Date shall be the first Business Day thereafter.

                  "PERSON" means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government or any agency or political subdivision thereof.

                  "TRANSACTIONS" has the meaning assigned to such term in
Section 3.02 in relation to Isis and in Section 4.02 in relation to Lilly.

         SECTION 1.02. TERMS GENERALLY. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

                                       2.
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                          ARTICLE II. LOAN COMMITMENT,

                           DISBURSEMENTS AND REPAYMENT

         SECTION 2.01.  COMMITMENT.

         Subject to the terms and conditions of this Agreement and relying on the representations and warranties set forth herein, Lilly agrees to make available to Isis a Loan in the aggregate principal amount of One Hundred Million Dollars ($100,000,000). Except as provided in Section 2.07, the Loan shall not bear interest. The Loan shall be evidenced by a promissory note as hereafter described, prepared in substantially the form attached to this Agreement as Exhibit "A" and dated as of the date of the first Loan Disbursement and payable to the order of Lilly on the Payment Date, either in cash or through conversion of the promissory note to Common Stock pursuant to Section 2.03.

          SECTION 2.02.  LOAN DISBURSEMENTS.

         (a) Subject to the provisions of Subsection 2.02(b), the Loan shall be disbursed by Lilly to Isis in sixteen (16) increments (each a "Disbursement"), the first of which shall occur on the Closing Date (as defined in the Securities Purchase Agreement between Lilly and Isis of even date hereof (the "Securities Purchase Agreement")) of this Agreement, and the subsequent fifteen (15) of which shall occur on the dates and in the amounts set forth below:


          DISBURSEMENT NUMBER                      DISBURSEMENT DATE                           AMOUNT
                   1                                 Closing Date                            $10,000,000
                   2                                    9/28/01                              $ 5,000,000
                   3                                   12/31/01                              $ 5,000,000
                   4                                   03/29/02                              $ 5,000,000
                   5                                   06/28/02                              $ 7,500,000
                   6                                   09/30/02                              $ 7,500,000
                   7                                   12/31/02                              $ 7,500,000
                   8                                   03/31/03                              $ 7,500,000
                   9                                   06/30/03                              $ 6,250,000
                  10                                   09/30/03                              $ 6,250,000
                  11                                   12/31/03                              $ 6,250,000
                  12                                   03/31/04                              $ 6,250,000
                  13                                   06/30/04                              $ 5,000,000
                  14                                   09/30/04                              $ 5,000,000
                  15                                   12/31/04                              $ 5,000,000
                  16                                   03/31/05                              $ 5,000,000

PROVIDED, HOWEVER, Lilly shall be under no obligation whatsoever to make any Disbursements after the earlier of the Payment Date or the date of termination of the Collaboration Agreement,

                                      3.
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and the Commitment of Lilly to Isis under Section 2.01 shall be reduced by an amount equal to the aggregate amount of any such Disbursements not made prior to the Payment Date.

         (b) Lilly may delay any Disbursement (i) in connection with and as specified by Section 2.5.2 of the Collaboration Agreement, which provides in certain cases for the Executive Committee to recommend to Lilly modification of the Disbursement schedule set forth in Section 2.02(a) in which event the Disbursement shall be made pursuant to such modified Disbursement schedule; and
(ii) during any period of time that an Event of Default has occurred and has not been corrected by Isis, in which event any such delayed Disbursement shall be made by Lilly to Isis on the first Business Day following the date on which the reason for the delay ceases to exist.

         (c) On or before the date of the first Disbursement pursuant to Subsection 2.02(a), Isis shall deliver to Lilly a promissory note covering the Debt and the Financial Officer's certificate called for under Article V.

         (d) Lilly shall make each Disbursement to Isis by transferring the amount of such Disbursement by electronic funds transfer to such Isis bank account as is from time to time designated by Isis to Lilly in writing.

         SECTION 2.03.  REPAYMENT OF LOAN.

         Isis shall pay to Lilly the entire unpaid amount of the Debt on the Payment Date in cash or through conversion of the promissory note into Common Stock of Isis pursuant to the following:


         (a) Subject to the provisions of Section 2.04, if the Payment Date is not established as a result of termination of the Collaboration Agreement pursuant to Section 13.4 thereof (termination for breach by Isis) or as a result of an Event of Default, Isis shall have the right to require Lilly to convert the promissory note evidencing the entire outstanding Debt into that number of shares of Common Stock equal to the aggregate amount of the Debt divided by Forty Dollars per share, except that if Isis shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Forty Dollars ($40) per share price or that price as previously adjusted shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, that price per share in effect immediately prior to such combination shall be proportionately increased (the price per share of Common Stock as so calculated is defined as the "Conversion Price");

         (b) Subject to the provisions of Section 2.04, if a determination of the Payment Date results from termination of the Collaboration Agreement pursuant to Section 13.4 thereof (termination for breach by Isis) or as a result of an Event of Default, Lilly shall have the right to convert the promissory note covering the entire outstanding Debt into that number of shares of Common Stock equal to the aggregate amount of the Debt divided by the Conversion Price; or

         (c) If Isis does not elect the option set forth in Subsection 2.03(a) or Lilly does not elect the option set forth in Subsection 2.03(b), Isis shall pay the Debt to Lilly on the Payment Date by

                                       4.
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transferring funds equal to the Debt by wire transfer to a Lilly bank account designated from time to time by Lilly.

The Party having an option to elect to convert the promissory note into Common Stock shall provide notice to the other Party no later than fifteen (15) days prior to the Payment Date of its election to so convert the Debt. If such election is made by a Party and legal counsel for Isis reasonably determines that Isis cannot legally issue the relevant shares of Common Stock to Lilly on the Payment Date, the Debt shall be paid to Lilly by Isis in cash on the Payment Date pursuant to the procedures set forth in Subsection 2.03(c).

         SECTION 2.04. FUNDAMENTAL CHANGES. In case of any reclassification of the outstanding shares of Common Stock, or consolidation, merger or share exchange of Isis with another Person, or any other transaction or series of related transactions in which shares of Common Stock are changed into, converted into or exchanged for other securities or property in each case where Isis is not the surviving entity (each, a "Fundamental Change") the option to convert the promissory note to Common Stock as provided in Subsection 2.03(a) or Subsection 2.03(b), as relevant, shall terminate as of the date of the Fundamental Change, and the Debt shall be paid on the Payment Date solely in cash pursuant to the procedures set forth in Subsection 2.03(c).

         SECTION 2.05. FRACTIONAL SHARES; PARTIAL CONVERSION. No fractional shares shall be issued upon conversion of the promissory note into shares of Common Stock. If any fractional share of Common Stock would, except for the provisions of this Section, be delivered upon such conversion, Isis, in lieu of delivering such fractional share shall pay to Lilly an amount in cash equal to the difference between the aggregate Conversion Price of the whole number of shares of Common Stock and the Debt outstanding. Except as provided in this
Section 2.05, the option under Subsection 2.03(a) or Subsection 2.03(b) to convert the promissory note must be exercised, if at all, on the entire Debt outstanding on the Payment Date.

         SECTION 2.06. OTHER MECHANICS. In the event of conversion of the promissory note to Common Stock, Isis shall deliver to Lilly on the Payment Date an opinion of counsel from Isis' General Counsel, dated as of the Payment Date, in substantially the same form and content as set forth on the attached Exhibit B.

         SECTION 2.07. DEFAULT INTEREST. If Isis shall fail to make the payment on the Debt on the Payment Date, Isis shall on demand from time to time from Lilly pay interest on such defaulted amount ("Default Interest") up to (but not including) the date of actual payment (after as well as before judgement) at a rate per annum of Eighteen Percent (18%) or the maximum allowed by law if lower (computed on the basis of the actual number of days elapsed over a year of 365 days).

         SECTION 2.08.  PREPAYMENT.

         (a) Isis shall have the right at any time, and from time to time, to prepay the Debt in cash prior to the Payment Date, in whole or in part, without penalty upon giving written notice to Lilly before noon Indianapolis time, at least one Business Day prior to prepayment. Prepayments shall be in a minimum amount of One Million Dollars ($1,000,000) or in integral multiples thereof.


                                      5.
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         (b) Each notice of prepayment shall specify the prepayment date and the amount of the Debt to be prepaid, shall be irrevocable and shall commit Isis to prepay such amount of the Debt as is stated therein on the date specified therein. All prepayments under this Section 2.08 shall be made by electronic funds transfer to Lilly's designated account.

                ARTICLE III. ISIS' REPRESENTATIONS AND WARRANTIES


         Section 3.01. ORGANIZATION AND POWERS. Isis represents and warrants to Lilly that Isis:

         (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware,


         (b) has all requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, and

         (c) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to borrow hereunder.

          SECTION 3.02. AUTHORIZATION. Isis represents and warrants to Lilly that the execution, delivery and performance by Isis of this Agreement and the borrowing of the Loan and payment of the Debt and Default Interest (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate action, and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation or of the certificate of incorporation or other constitutive documents or bylaws of Isis; (B) any order of any Governmental Authority; or (C) any provision of any indenture, agreement or other instrument filed as an exhibit to the Company Reports (as defined in the Securities Purchase Agreement); (ii) be in conflict with, result in a breach of, or constitute (alone or with notice or lapse of time or both) a default under, any such indenture, agreement or other instrument; or (iii) result in the creation or imposition of any lien upon any property or assets of Isis except in each case where such violation, conflict or lien would not materially impede Isis' ability to fully perform its obligations under this Agreement.

          SECTION 3.03. ENFORCEABILITY. Isis represents and warrants to Lilly that this Agreement constitutes a legal, valid and binding obligation of Isis, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity).

          SECTION 3.04. GOVERNMENTAL APPROVALS. Isis represents and warrants to Lilly that no action, consent or approval of, registration or filing with, or other action by, any Governmental Authority is required in connection with the Transactions other than such filings (i) if any, as may be required under the HSR Act (as defined in the Securities Purchase Agreement) or (ii) which may be properly made upon or following conversion of the Note.


                                      6.
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         SECTION 3.05. LITIGATION. Isis represents and warrants to Lilly that there are no actions, proceedings or investigations filed or, to the actual knowledge of Isis' Chairman of the Board, Chief Executive Officer, Chief Financial Officer or General Counsel, threatened, against Isis in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken by Isis pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining Isis from the execution, delivery or performance of this Agreement.

         SECTION 3.06. USE OF PROCEEDS. Isis represents and warrants to Lilly that all proceeds of the Loan shall be used solely for funding of the Collaboration.

         SECTION 3.07. SOLVENCY. Isis represents and warrants to Lilly that it is not currently insolvent, i.e., unable to pay its debts and obligations as they become due for payment.


                ARTICLE IV. LILLY REPRESENTATIONS AND WARRANTIES


         Section 4.01. Organization and Powers. Lilly represents and warrants to Isis that Lilly:

         (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and

         (b) has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

          SECTION 4.02. AUTHORIZATION. Lilly represents and warrants to Isis that the execution, delivery and performance by Lilly of this Agreement and the making of the Loan (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate action, and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation or of the certificate of incorporation or other constitutive documents or bylaws of Lilly; or (B) any order of any Governmental Authority; or (C) any provision of any indenture, agreement or other instrument filed as an exhibit to Lilly's reports required to be filed under Section 13 of the Exchange Act; (ii) be in conflict with, result in a breach of, or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument; or (iii) result in the creation or imposition of any lien under any property or assets of Lilly except in each case where such violation, conflict or lien would not materially impede Lilly's ability to fully perform its obligations under this Agreement.

          SECTION 4.03. ENFORCEABILITY. Lilly represents and warrants to Isis that this Agreement constitutes a legal, valid and binding obligation of Lilly, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity).

          SECTION 4.04. GOVERNMENTAL APPROVALS. Lilly represents and warrants to Isis that no action, consent or approval of, registration or filing with, or other action by, any Governmental

                                      7.
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Authority is required in connection with the Transactions other than such filings (i) if any, as may be required under the HSR Act (as defined in the Securities Purchase Agreement) or (ii) which may be properly made upon or following conversion of the Note.

         SECTION 4.05. LITIGATION. Lilly represents and warrants to Isis that there are no actions, proceedings or investigations filed or, to the actual knowledge of Lilly's Chairman of the Board, Chief Executive Officer, Chief Financial Officer or General Counsel, threatened, against Lilly in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken by Lilly pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining Lilly from the execution, delivery or performance of this Agreement.


                        ARTICLE V. CONDITIONS OF LENDING

         SECTION 5.01. FIRST LOAN DISBURSEMENT. The obligations of Lilly to incur the Commitment set forth in Section 2.01, and to make the first Loan Disbursement pursuant to Section 2.02 of this Agreement are subject to the satisfaction of the conditions that on the date of such Loan Disbursement:

         (a) The representations and warranties set forth in Article III shall be true and correct in all material respects with the same effect as though made on and as of that date, except to the extent such representations and warranties expressly relate to an earlier date,

         (b)      No Event of Default shall have occurred and be continuing, and

         (c) Lilly shall have received a Financial Officer's Certificate of Isis confirming compliance with the conditions precedent set forth in paragraphs
(a) and (b) above.

         (d) If applicable, the waiting period under the HSR Act shall have expired or been terminated.

         SECTION 5.02. SUBSEQUENT DISBURSEMENTS. The obligations of Lilly to make Loan Disbursements subsequent to the first Disbursement pursuant to Section
2.02 of this Agreement are subject to the satisfaction of the conditions that on the date of each subsequent Loan Disbursement:

         (a)      No Event of Default shall have occurred and be continuing,

         (b) Lilly shall have received a Financial Officer's Certificate of Isis confirming compliance with the conditions precedent set forth in paragraph
(a)above,

         (c) In relation to the second Disbursement, Lilly shall have previously made the first Disbursement pursuant to Section 2.02 of this Agreement, and

         (d) If applicable, the waiting period under the HSR Act shall have expired or been terminated.

                                      8.
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                           ARTICLE VI. ISIS COVENANTS

         Isis covenants and agrees with Lilly that so long as this Agreement shall remain in effect or the Debt shall be unpaid, unless Lilly shall otherwise consent in writing, it will not consolidate or merge with, or into, any other Person or liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or sell, lease or otherwise transfer (in one transaction or a series of transactions) all or substantially all of the assets, of Isis to any other Person, provided that Isis may merge with another Person if:

         (a) Isis is the corporation surviving such merger, or if not, the surviving corporation succeeds to all the rights, duties and obligations of Isis under this Agreement, and

         (b) Immediately after giving effect to such merger, no Event of Default as set forth in subsections (a) and (b) of
                  Article VII shall have occurred and be continuing.


                        ARTICLE VII. EVENTS OF DEFAULT

                  An "Event of Default" includes any of the following:

         (a) default shall be made in the payment of the Debt when and as the same shall become due and payable;

         (b) Isis shall have breached any provision of the Collaboration Agreement that pursuant to Section 13.4 therein results in Lilly having terminated the Collaboration Agreement; or

         (c) Isis shall have breached the Covenant set forth in Article VI above. Upon the occurrence of an Event of Default under this Subsection (c), Lilly shall have no remedies other than those specifically set forth for an Event of Default in this Agreement or in the Collaboration Agreement.


                           ARTICLE VIII. SUBORDINATION

         The parties acknowledge and agree that the obligations evidenced by the Note and pursuant to this Agreement are hereby made expressly subordinate and subject in right of payment to the prior payment in full of all principal, interest and other charges relating to or arising under (a) the 14% Senior Subordinated Discount Notes due November 1, 2007, issued by Isis pursuant to that certain Purchase Agreement, dated October 24, 1997, between Isis and the Purchasers listed on Schedule I thereto (the "Senior Note Purchase Agreement"), and (b) all obligations of Isis for borrowed money or other similar obligations whether now existing or hereafter created or incurred, except for any such obligations arising in connection with a collaboration with a third party pharmaceutical or biotechnology company, which may be pari


                                      9.

passu with the obligations evidenced by the Note and pursuant to this Agreement. The parties hereto further expressly acknowledge and agree that the obligations of Isis evidenced by the promissory note and this Agreement rank pari passu with the obligations of Isis under those certain Convertible Promissory Notes issued by Isis to Elan International Services, Ltd. on April 20, 1999 and January 14, 2000. Notwithstanding the provisions of this Article VIII, Isis' failure to pay the Debt on the Payment Date shall constitute a material breach of this Agreement by Isis, and Lilly may pursue any legal remedy available to it in relation to such material breach.

                            ARTICLE IX. MISCELLANEOUS

         SECTION 9.01. NOTICES. Except as otherwise expressly provided herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or sent by telecopy, as follows:

         (a)      If to Isis

                  2292 Faraday Avenue
                  Carlsbad, CA 92008
                  Attention:  Chief Financial Officer
                  Tel: 760-603-2460
                  Fax: 760-931-9639

         with a copy to:

                  Cooley Godward LLP
                  4365 Executive Drive, Suite 1100
                  San Diego, CA 92121
                  Attn: Julie M. Robinson, Esq.
                  Tel: 858-550-6000
                  Fax: 858-453-3555

         (b)      If to Lilly:

                  Eli Lilly and Company
                  Lilly Corporate Center
                  Indianapolis, IN 46285
                  Fax: 317-433-3000
                    telephone confirmation required at 317-276-2703
                  Attention: Rebecca O. Kendall, Esq., Senior Vice President and General Counsel

         with a copy to:

                  Fax: 317-277-7979
                    telephone confirmation required at 317-276-6524
                  Attention: Richard D. DiMarchi, Ph.D., Group Vice President, Lilly Research Center


                                     10.

         All notices and other communications given to any Party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy to such Party as provided in this Section or in accordance with the latest unrevoked direction from such Party given in accordance with this Section.

         SECTION 9.02. SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made by Isis herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by Lilly and shall survive the making by Lilly of the Commitment set forth in Section 2.01 regardless of any investigation made by Lilly, and shall continue in full force and effect as long as the Debt or any other amount payable under this Agreement is outstanding and unpaid or the Commitment has not been terminated.


         SECTION 9.03.  SUCCESSORS AND ASSIGNS.

         (a) Neither Party shall assign or delegate any of its rights and duties hereunder without the prior written consent of the other Party, and any attempt so to assign or delegate shall be void, except that Lilly may assign its rights and obligations hereunder, subject to the restrictions on transfer set forth in
Section 7.04 of the Securities Purchase Agreement, in whole or in part, to an Affiliate without the approval or consent of Isis; provided that such Affiliate shall satisfy all investor suitability requirements and other restrictions on transfer under applicable state and federal securities laws and regulations and Lilly shall remain liable for all funding obligations hereunder;

         (b) Subject to Subsection 8.03(a), whenever in this Agreement one of the Parties hereto or thereto is referred to, such reference shall be deemed to include the successors and assigns of such Party, and all covenants, promises and agreements by or on behalf of a Party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns.


         SECTION 9.04. APPLICABLE LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws.

         SECTION 9.05.  WAIVERS:  AMENDMENT.

         (a) No failure or delay of Lilly in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lilly hereunder are cumulative and are not exclusive of any rights or remedies which it would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by Subsection (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.


                                      11.

         (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Isis and Lilly.

         SECTION 9.06. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic, and legal, effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.


         SECTION 9.07. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.

         SECTION 9.08. HEADINGS. Article and Section headings used herein are for convenience only, and do not constitute a part of this Agreement.

         SECTION 9.09. RIGHT OF SETOFF. If a failure of Isis to pay the Debt on the Payment Date or to pay Default Interest shall have occurred and be continuing, Lilly is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all monetary obligations at any time owing by Lilly to Isis now or hereafter existing against any outstanding Debt or Default Interest. Lilly agrees promptly to notify Isis after such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lilly under this Section are in addition to other rights and remedies (including other rights of setoff) which it may have.

         SECTION 9.10. CONFIDENTIALITY AND NONDISCLOSURE. The parties hereto agree that the provisions of the Collaboration Agreement relating to confidentiality and non-disclosure are incorporated herein by reference.

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                                     12.
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         IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                             ELI LILLY AND COMPANY

                             By: /s/ Sidney Taurel
                                 -----------------------------------------------
                             Printed:  Sidney Taurel
                             Title:   Chairman of the Board,
                                      Chief Executive Officer and President



                             ISIS PHARMACEUTICALS, INC.

                             By:  /s/ B. Lynne Parshall
                                  ---------------------------------------
                             Name:    B. Lynne Parshall
                             Title:   Executive Vice President and
                                      Chief Financial Officer



                                     13.
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                                    EXHIBIT A

THIS CONVERTIBLE SUBORDINATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.



                    CONVERTIBLE SUBORDINATED PROMISSORY NOTE


$100,000,000                                                 August 29, 2001


         FOR VALUE RECEIVED, ISIS PHARMACEUTICALS, INC., a Delaware corporation ("BORROWER"), hereby promises to pay to the order of ELI LILLY AND COMPANY, an Indiana corporation ("LENDER"), in lawful money of the United States of America and in immediately available funds, the principal sum of One Hundred Million Dollars ($100,000,000) (the "LOAN") together with accrued and unpaid interest thereon if applicable, each due and payable on the dates and in the manner set forth in the Loan Agreement (as defined below).

          This Convertible Subordinated Promissory Note (this "NOTE") is the promissory note referred to in and is executed and delivered in connection with that certain Loan Agreement dated as of even date herewith and executed by Borrower in favor of Lender (as the same may from time to time be amended, modified or supplemented or restated, the "LOAN AGREEMENT"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement.

         1. LOAN REQUESTS. At the time of any borrowing under this Note (or at the time of receipt of any payment of principal or conversion thereof into equity securities of the Borrower), Lender shall make or cause to be made, an appropriate notation on the Exhibit A attached hereto reflecting the amount of such borrowing (or the amount of such payment or conversion). The outstanding amount of this Note set forth on such Exhibit A shall be prima facie evidence of the principal amount thereof outstanding, but the failure to record, or any error in so recording, shall not limit or otherwise affect the obligations of Borrower to make payments of principal of or interest on this Note or to convert the same when due. Borrower and Lender acknowledge that the initial principal amount outstanding under this Note as of the date hereof shall be Ten Million Dollars ($10,000,000), as indicated on the attached Exhibit A.


                                      14.
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         2.    CONVERTIBLE NOTE. This Note is convertible into the Common
Stock of the Borrower under certain circumstances in accordance with the provisions of Section 2.03 of the Loan Agreement.

         3. DEFAULT. Upon the occurrence of an Event of Default (as defined in the Loan Agreement) that has not been cured within 30 days of its occurrence, all unpaid principal, accrued interest and other amounts owing hereunder shall be or may become immediately due, payable and collectible by Lender pursuant to applicable law, all as provided in the Loan Agreement.

         4. SUBORDINATION. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent, in the manner and to the indebtedness as set forth in Section 8.01 of the Loan Agreement.

         5. WAIVER. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses.

         6. GOVERNING LAW. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

BORROWER                                         ISIS PHARMACEUTICALS, INC.


                                                 By:/s/ B. LYNNE PARSHALL
                                                    ----------------------------
                                                 Printed Name: B. LYNNE PARSHALL
                                                              ------------------
                                                 Title: Executive Vice
                                                        President and CFO
                                                       -------------------------


                                      15.
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                                    EXHIBIT A

                          PRINCIPAL BORROWINGS SCHEDULE

------------------------------- ---------------------------- ---------------------------- ----------------------------
             DATE                        BORROWING                    REPAYMENT                PRINCIPAL BALANCE
------------------------------- ---------------------------- ---------------------------- ----------------------------
         Closing Date                   $10,000,000                      $0                       $10,000,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------

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------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------


                                      16.
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                                    EXHIBIT B



                               OPINION OF COUNSEL



         (a) Isis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted.

         (b) The Common Stock to be issued has been duly authorized and is duly and validly issued, fully paid and non-assessable and free of statutory pre-emptive rights.

         (c) The issuance of the Common Stock pursuant to the conversion provisions in the Loan Agreement will not conflict with, or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, (i) the Certificate of Incorporation or Bylaws of Isis or (ii) any provision of California or federal law, statute, rule or regulation or any provision of the Delaware General Corporation Law.

         (d) Except as obtained and in effect on the date of issuance of the Common Stock, no consent, approval, order or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority is required on the part of Isis in connection with the issuance of the Common Stock pursuant to the conversion of the Loan Agreement.


                                      17.